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                                                                   Exhibit 10.95

                              EMPLOYMENT AGREEMENT

                  This Agreement is between Ernie Maddock ("Executive") and Lam Research Corporation ("Company").

                                    RECITALS

                  Whereas, Executive is currently an employee of the Company, and Company wishes for Executive to assume a new position; and

                  Whereas, the parties wish to provide for mutual obligations arising out of the new position for a trial period;

                  The parties therefore agree as follows:

                  1. EMPLOYMENT PERIOD. The Employment Period shall be from April 15, 2003 until October 15, 2003.

                  2. EMPLOYMENT. During the Employment Period, Executive shall serve as Vice-President for the Company at the direction of the Office of the Chief Executive Officer ("OCEO", composed of the CEO and the COO). Executive's compensation shall be determined by the OCEO, subject to review or modification by the Compensation Committee of the Company's Board of Directors.

                  3. RIGHT OF VOLUNTARY RESIGNATION. On or before October 15, 2003, Executive shall be entitled to resign from his position with the Company and, provided that such notice is delivered to the Company before October 15, 2003 and prior to any termination for cause, Executive shall receive the Severance Benefits described in Section 6 below. Executive shall provide at least thirty days notice to Company of his intent to resign, although Company may waive that notice period at its discretion. There is no right to severance under this Agreement for any Voluntary Resignation after October 15, 2003.

                  4. RIGHT OF INVOLUNTARY TERMINATION. On or before October 15, 2003, Company may terminate Executive's service in the position described in
Section 2, above, without cause, and, in such event, Executive shall receive the Severance Benefits described in Section 6, below. No notice period is required for such Involuntary Termination.

                  5. TERMINATION FOR CAUSE. If Executive is terminated for cause during the Employment Period, the Executive shall not be entitled to any severance benefits except as determined in the Company's unfettered discretion. "Cause" shall be determined by the OCEO of the Company and must be based on a good faith finding by the OCEO of (1) a willful act of personal dishonesty in connection the Executive's

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employment intended to result in his substantial personal enrichment; (2) a willful and knowing act by the Executive that constitutes gross misconduct; (3) a refusal by the Executive to comply with a reasonable written directive from the OCEO; (4) a willful and material violation of a federal or state law or regulation applicable to the business of the Company or constituting criminal conduct by the Executive; or (5) fraud by the Executive that must be reported to the Company's audit committee pursuant to the Sarbanes-Oxley Act of 2002. Inadequate performance or results shall not, without evidence of misconduct or bad faith, constitute cause for termination.

                  6. SEVERANCE BENEFITS. In the event that Executive is entitled to Severance Benefits due to an employment termination described in Section 3 or 4 above, Executive shall be entitled to a Severance Benefit as follows:

                  A. Executive shall continue to be employed with the Company in a position as determined by the OCEO performing such duties as are mutually agreed to by the parties. The period of continuing employment shall be eighteen months, or such other period as is mutually agreed upon by the parties. Such period shall be referred to as the "Extended Employment Period."

                  B. Executive's salary during the Extended Employment Period shall be equal to one year's salary at the rate he was paid during the last thirty days of the Employment Period; but such one year's salary shall be prorated over the entire duration of the Extended Employment Period. For example, if Executive and OCEO agree that the Extended Employment Period shall be eighteen months, Executive shall receive salary during the Extended Employment Period at the rate of two-thirds (2/3) of the rate that he was receiving such salary during the Employment Period. However, except as determined by the OCEO, Executive shall not be entitled to any bonus during the Extended Employment Period.

                  C. Executive's medical, dental, life and disability benefits during the Extended Employment Period shall be the same as he received during the Employment Period. Any stock options granted to Executive prior to the Extended Employment Period shall continue to vest and be exercisable under the terms described in the grant documents. Executive shall be permitted to continue to participate in the Company's Flexible Spending accounts, Executive Deferred Compensation Plan and the Company's 401(k) plan.

                  7. RIGHT TO RELEASE. If Executive's employment terminates during the Employment Period, Executive shall execute a release of claims in a form acceptable to the Company at the end of the Extended Employment Period covering all claims arising out of Executive's employment with the Company.

                  8. INTEGRATED AGREEMENT. This is an integrated agreement that supersedes prior negotiations and discussions. No representations made prior to this Agreement shall modify or amend its terms. Moreover, no representative of the Company has the

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authority to alter this Agreement following its execution except in a written document signed by the COO or CEO.

                  The parties evidence their agreement to these terms by signing below.

Executive                                            Company

/s/ Ernest Maddock                                   /s/ Terry Bean
------------------                                   ---------------
Ernest Maddock                                       Terry Bean

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